Exhibit 10.2

AZIYO BIOLOGICS, INC.

2020 INCENTIVE AWARD PLAN

AMENDMENT TO

RESTRICTED STOCK UNIT AWARD GRANT NOTICE AND

RESTRICTED STOCK UNIT AGREEMENT

THIS AMENDMENT TO THE RESTRICTED STOCK UNIT AWARD GRANT NOTICE AND RESTRICTED STOCK UNIT AGREEMENT (the “Amendment”) by and between Elutia Inc., a Delaware corporation (the “Company”) and Charles Randal Mills (“Participant”) is effective as of the 31st day of January, 2024 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the Aziyo Biologics, Inc. 2020 Incentive Award Plan (the “Plan”) was adopted by the Company effective September 27, 2020 (and subsequently amended and restated effective April 27, 2023);

WHEREAS, the Participant was granted RSUs with respect to __________ Shares (the “RSUs”) on June 21, 2022 pursuant to a Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Agreement (the “Grant Notice”) that provides for vesting of the RSUs when the Company’s common stock price is at least $_____ for 20 consecutive days; and

WHEREAS, the Compensation Committee of the Board of Directors has determined that it is in the best interests of the Company to amend the Grant Notice to reduce the common stock price required for vesting.

NOW, THEREFORE, effective as of the Effective Date, the Vesting Date on the first page of the Grant Notice is hereby amended to read:

“Vesting Date: The RSUs will vest upon the Company’s achievement of a share price of $_____, determined based on twenty consecutive days trading at or above the threshold, subject to the Participant’s continued employment with or service to a Company Group Member through such date.”

Except as provided herein, the terms and provisions of the Grant Notice shall continue in full force and effect.

ELUTIA INC.

By
Name:
Title: